Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Xperi Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	8,800,000(3)	$15.73	$138,380,000	$92.70 per $1,000,000	$12,828
Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	6,000,000(3)	$15.73	$94,350,000	$92.70 per $1,000,000	$8,746
Total Offering Amount					$232,730,000		$21,574
Total Fee Offsets							$0.00
Net Fee Due							$21,574

[1]

Pursuant to Rule 416(a) under the Securities Act, this Registration Statement covers any additional securities as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations, other capital adjustments or similar transactions.

[2]

Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for purposes of calculating the registration fee. The fee is computed based upon $15.73, which represents the average of the high and low prices per share of the Registrant’s Common Stock on April 29, 2022, as reported on the Nasdaq Global Select Market.

[3]

As described in the Explanatory Note in this Registration Statement, the number of shares of Common Stock of the Registrant registered hereby consists of (a) 8,800,0000 shares being registered under the 2020 Equity Plan, plus (b) 6,000,000 shares being registered under the 2020ESPP.